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As filed with the Securities and Exchange Commission on June 10, 2021

Registration Statement No. 333-256301

United States
Securities and Exchange Commission
Washington, D.C. 20549

Amendment No. 2 to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Angel Oak Mortgage, Inc.
(Exact Name of Registrant as Specified in Its Governing Instruments)

Angel Oak Mortgage, Inc.
3344 Peachtree Road NE, Suite 1725
Atlanta, Georgia 30326
(404) 953-4900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Dory Black
Angel Oak Mortgage, Inc.
3344 Peachtree Road NE, Suite 1725
Atlanta, Georgia 30326
(404) 953-4900
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
J. Gerard Cummins Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel (212) 839-5300 Fax (212) 839-5599	Andrew S. Epstein Jason D. Myers Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the registration statement becomes effective.

            If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to Be Registered(1)	Proposed Maximum Aggregate Offering Price per Share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(1)

Common Stock, $0.01 par value per share	9,257,500	$21.00	$194,407,500	$21,210(3)

(1)
Includes shares of common stock subject to the underwriters' over-allotment option.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(3)
Previously paid.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

 EXPLANATORY NOTE

          Angel Oak Mortgage, Inc. is filing this Amendment No. 2 (the "Amendment") to its Registration Statement on Form S-11 (Registration No. 333-256301) (the "Registration Statement") as an exhibit-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The preliminary prospectus is unchanged and has therefore been omitted.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

          The following table shows the fees and expenses to be paid by Angel Oak Capital Advisors, LLC in connection with the sale and distribution of the securities being registered hereby. All amounts set forth below are estimates, except the Securities and Exchange Commission ("SEC") registration fee, the Financial Industry Regulatory Authority, Inc. ("FINRA") filing fee and the New York Stock Exchange ("NYSE") listing fee.

SEC registration fee	$21,210
FINRA filing fee	29,662
NYSE listing fee	100,000
Legal fees and expenses	3,600,000
Accounting fees and expenses	375,000
Printing and engraving expenses	275,000
Transfer agent fees and expenses	5,000
Miscellaneous	4,128

Total	$4,410,000

Item 32.    Sales to Special Parties.

          None.

Item 33.    Recent Sales of Unregistered Securities.

          During the three years preceding the filing of this registration statement on Form S-11, we sold unregistered securities to a limited number of persons, as described below:

  •
  In connection with our formation and initial capitalization, on June 28, 2018, we issued 1,000 shares of our common stock, $0.01 par value per share, to Angel Oak Mortgage Fund, LP, for an aggregate purchase price of $10. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(a)(2) thereof because the shares of our common stock were issued in a transaction that did not involve any public offering.

  •
  On January 25, 2019, in order to satisfy the 100-holder real estate investment trust ("REIT") requirement under the Internal Revenue Code of 1986, as amended (the "Code"), we issued 125 shares of our 12.0% Series A cumulative non-voting preferred stock, $0.01 par value per share (our "Series A preferred stock"), with a liquidation preference of $1,000 per share, to certain unaffiliated third parties at a price of $1,000 per share, for gross proceeds of $125,000. The placement agent for this offering was REIT Funding, LLC, an unaffiliated entity, which received a placement agent fee of $18,750 in connection with the placement. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares of our Series A preferred stock were issued in a transaction that did not involve any public offering.

Item 34.    Indemnification of Directors and Officers.

          Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

          The Maryland General Corporation Law (the "MGCL") requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

  •
  was committed in bad faith; or

  •
  was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

          Under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

          In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking, which may be unsecured, by the director or officer or on the director's or officer's behalf to repay the amount paid if it is ultimately determined that the standard of conduct has not been met.

          Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director's or officer's ultimate entitlement to indemnification to:

  •
  any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, real estate investment trust, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity.

          Our charter also permits us, with the approval of our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

          In connection with the completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements will provide that, if a director or executive officer is a party to, or witness in, or is threatened to be made a party to, or witness in, or otherwise becomes a participant in, any proceeding by reason of his or her service as a present or former director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the director or executive officer for all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any such proceeding to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements will also require us to advance expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement reasonably evidences the expenses and is accompanied or preceded by:

  •
  a written affirmation of the indemnitee's good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

          The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change in control of us.

          We expect to obtain an insurance policy under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

          In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of our operating partnership.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered

          The consideration to be received by us from the securities registered hereunder will be credited to the appropriate capital share account.

Item 36.    Financial Statements and Exhibits

          (a)    Financial Statements.    See page F-1 for an index to the financial statements included in the registration statement.

          (b)    Exhibits.    The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit Number		Description
1.1		Form of Underwriting Agreement

3.1	*	Form of Amended and Restated Charter of Angel Oak Mortgage, Inc.

3.2	*	Form of Second Amended and Restated Bylaws of Angel Oak Mortgage, Inc.

4.1	*	Specimen Common Stock Certificate of Angel Oak Mortgage, Inc.

5.1		Opinion of Venable LLP regarding the validity of the securities being registered

8.1	*	Opinion of Sidley Austin LLP with respect to tax matters

10.1	*	Form of Amended and Restated Limited Partnership Agreement of Angel Oak Mortgage Operating Partnership, LP

10.2	*	Form of Management Agreement among Angel Oak Mortgage, Inc., Angel Oak Mortgage Operating Partnership, LP and Falcons I, LLC

10.3	*	Form of Trademark License Agreement between Angel Oak Mortgage, Inc. and Angel Oak Companies, LP

10.4	*	Form of Shareholder Rights Agreement among Angel Oak Mortgage, Inc., Falcons I, LLC and NHTV Atlanta Holdings LP

10.5	*	Form of Shareholder Rights Agreement among Angel Oak Mortgage, Inc., Falcons I, LLC and Xylem Finance LLC

10.6	*	Form of Stockholder's Agreement among Angel Oak Mortgage, Inc., Falcons I, LLC and VPIP AO MF LLC

10.7	*	Form of Registration Rights Agreement between Angel Oak Mortgage, Inc. and Falcons I, LLC

10.8	*	Form of Registration Rights Agreement among Angel Oak Mortgage, Inc. and the partners of Angel Oak Mortgage Fund, LP

10.9	*	Form of Registration Rights Agreement between Angel Oak Mortgage, Inc. and CPPIB Credit Investments Inc.

10.10	*	Mortgage Loan Purchase Agreement (Servicing Retained Mortgage Loans) between Angel Oak Mortgage Fund TRS and Angel Oak Prime Bridge, LLC, dated October 1, 2018

10.11	*	Mortgage Loan Purchase Agreement (Servicing Released Mortgage Loans) between Angel Oak Mortgage Fund TRS and Angel Oak Prime Bridge, LLC, dated October 1, 2018

10.12	*	Mortgage Loan Purchase Agreement (Servicing Released Mortgage Loans) between Angel Oak Mortgage Fund TRS and Angel Oak Home Loans LLC, dated October 1, 2018

10.13	*	Mortgage Loan Purchase Agreement (Servicing Released Mortgage Loans) between Angel Oak Mortgage Fund TRS and Angel Oak Mortgage Solutions LLC, dated October 1, 2018

10.14	*	Master Repurchase Agreement, dated as of December 6, 2018, among Nomura Corporate Funding Americas, LLC, Angel Oak Mortgage, Inc. and Angel Oak Mortgage Fund TRS, and Amendments No. 1, No. 2, No. 3, No. 4 and No. 5 and the form of Amendment No. 6 thereto.

10.15	*	Master Repurchase Agreement, dated as of December 21, 2018, among Banc of California, National Association, Angel Oak Mortgage, Inc. and Angel Oak Mortgage Fund TRS.

Exhibit Number		Description
10.16	*	Form of Amended and Restated Variable Terms Letter, among Banc of California, National Association, Angel Oak Mortgage, Inc. and Angel Oak Mortgage Fund TRS.

10.17	*	Form of Amended and Restated Master Repurchase Agreement, among Deutsche Bank AG, New York Branch, Angel Oak Mortgage Fund TRS and Angel Oak Mortgage, Inc.

10.18	*	Second Amendment to the Amended and Restated Master Repurchase Agreement, dated as of March 5, 2021, among Goldman Sachs Bank USA, Angel Oak Mortgage Fund TRS and Angel Oak Mortgage, Inc.

10.19	*	Second Amended and Restated Guaranty Agreement, dated as of March 5, 2021, among Goldman Sachs Bank USA and Angel Oak Mortgage Fund, LP

10.20	*†	Form of 2021 Equity Incentive Plan of Angel Oak Mortgage, Inc.

10.21	†	Form of Restricted Stock Award Agreement for independent directors, including director nominees

10.22	†	Form of Restricted Stock Award Agreement for executive officers and certain other employees of Angel Oak

10.23	†	Angel Oak Mortgage, Inc. Executive Severance and Change in Control Plan

10.24	*	Form of Indemnification Agreement between Angel Oak Mortgage, Inc. and each of its directors and executive officers

21.1	*	Subsidiaries of Angel Oak Mortgage, Inc.

23.1		Consent of Venable LLP (included in Exhibit 5.1)

23.2	*	Consent of Sidley Austin LLP (included in Exhibit 8.1)

23.3	*	Consent of KPMG LLP

24.1	*	Power of Attorney (included on the signature page to this registration statement)

99.1	*	Consent of Landon Parsons to be named as a Director Nominee

99.2	*	Consent of Nancy Davis to be named as a Director Nominee

99.3	*	Consent of W.D. (Denny) Minami to be named as a Director Nominee

*
Previously filed.

†
Compensatory plan or arrangement.

Item 37.    Undertakings

          (a)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (b)     The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 10th day of June, 2021.

ANGEL OAK MORTGAGE, INC.
By:	/s/ ROBERT WILLIAMS
	Name:	Robert Williams
	Title:	Chief Executive Officer and President

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name			Title	Date

/s/ ROBERT WILLIAMS Robert Williams			Chief Executive Officer and President (Principal Executive Officer)	June 10, 2021
/s/ BRANDON FILSON Brandon Filson			Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 10, 2021
* Michael Fierman			Chairman of the Board of Directors	June 10, 2021
* Christine Jurinich			Director	June 10, 2021
* Craig Jones			Director	June 10, 2021
* Edward Cummings			Director	June 10, 2021
* Murtaza Ali			Director	June 10, 2021
* Vikram Shankar			Director	June 10, 2021
* Michael Peck			Director	June 10, 2021
*By:	/s/ BRANDON FILSON
	Name:	Brandon Filson
	Title:	Attorney-in-Fact

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other Expenses of Issuance and Distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent Sales of Unregistered Securities.
  Item 34. Indemnification of Directors and Officers.
  Item 35. Treatment of Proceeds from Stock Being Registered
  Item 36. Financial Statements and Exhibits
  Item 37. Undertakings